SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549




                               FORM 8-K




                            CURRENT REPORT




                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934




 Date of Report (Date of earliest event reported):  September 13, 1995





                   JMB INCOME PROPERTIES, LTD. - IX
        (Exact name of registrant as specified in its charter)





    Illinois                    0-12432                 36-3126228
(State or other)              (Commission              (IRS Employer
                              File Number)           Identification No.)





         900 N. Michigan Avenue, Chicago, Illinois  60611-1575
                (Address of principal executive office)





Registrant's telephone number, including area code:  (312) 915-1987

                        TOWN AND COUNTRY CENTER

                            Houston, Texas


ITEM 5. OTHER EVENTS. JMB Income Properties, Ltd.-IX (the "Partnership"), in a joint venture with an affiliated partnership, JMB Income Properties, Ltd.- VIII, owns an interest in Town and Country Center (the "Property"), a 1,054,000 square foot regional shopping center located in Houston, Texas, through another joint venture ("T&C") with the developer of the center. The center includes six free-standing buildings and a three-level enclosed mall, of which T&C owns approximately 370,000 square feet of mall space (the "Property"). Anchor department stores for the center include Dillard's (180,000 square feet), Neiman-Marcus (141,900 square feet), Marshall Field's (137,800 square feet) and J.C. Penney (152,300 square feet), which own their respective stores.

     The Property faces strong competition from, among others, the Town and Country Village, a multi-building retail project encompassing over sixty acres contiguous to the Property. Town and Country Village is undergoing a redevelopment and is currently approximately 80% pre-leased. Although not all tenants at this project will compete directly with the mall tenants at the Property, a number of tenants that in the past have occupied space in enclosed regional malls have recently signed leases for free-standing space in Town and Country Village, and these stores are now scheduled to open in 1996.

     Over the past year, T&C has prepared and been evaluating a plan for an extensive renovation and re-merchandising of the Property for the long-term stability and enhancement of the Property's occupancy and revenue potential. In connection with the plan, T&C approached a number of national and regional tenants to lease space at the Property. In discussions with these tenants, a majority of them indicated that, in addition to significant tenant leasing incentives, a major renovation of the Property would be essential for them to lease space at the Property. Accordingly, T&C worked extensively with an architectural firm and marketing personnel to determine the most effective redevelopment plan to improve the Property. Focus group studies on the area residents further supported this concept. A condition to undertaking a redevelopment of the Property was to have been T&C's obtaining extensions of the agreements for the department stores to continue operating their stores at the Property. The Partnership believed that the renovation and re-merchandising of the Property was viable and that it would be the best strategy to enhance value. Accordingly, it remained the Partnership's intent to hold the Property as a long-term investment.

     T&C completed its evaluation of an extensive redevelopment of the center in early September 1995. The total cost for such a redevelopment, including obtaining tenant leases for the mall space and extensions of the department store operating agreements, was estimated to be in excess of $25 million. However, many of the retail tenants considered integral to a successful re-merchandising of the Property upon completion of a renovation were now unwilling to take further space in the Houston market even if given significant tenant leasing incentives. The continued sluggishness in the Houston economy in recovering from the previous recession, as well as the intense competition in the Property's trade area, appear to be among the factors dissuading prospective retail tenants from committing to lease space at the Property. In addition, the projected return on the estimated cost was not expected to be sufficient to warrant an investment of this magnitude.

     Given T&C's current level of debt, the strong competition that the Property faces, and the significant cost that would be required to lease, renovate and re-merchandise the Property, T&C decided in September 1995 not to commit any additional capital to pay continued operating deficits of the Property, including funding for debt service payments, without obtaining a modification to the existing non-recourse mortgage loan. Consequently, T&C remitted to the lender only the amount of cash flow from property operations after expenses rather than the full debt service payment required for the month of September 1995. T&C approached the lender to discuss the possibility of a modification to the existing loan to eliminate, or reduce significantly, future operating deficits. However, the lender was unwilling to modify the loan. On September 13, 1995, the lender notified T&C that it is in default and that the lender intends to realize upon its security for the mortgage loan as soon as possible. Upon the lender's obtaining title to the Property, T&C, and consequently the Partnership, will recognize a gain for federal income tax reporting purposes with no corresponding distributable proceeds. T&C will make a provision for value impairment of the Property of approximately $30,000,000 (of which the Partnership's share is approximately $7,000,000) for financial reporting purposes as of September 30, 1995.


                              SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                           JMB INCOME PROPERTIES, LTD. - IX

                           By:   JMB Realty Corporation
                                 Managing General Partner



                                 By:  GAILEN J. HULL
                                      Gailen J. Hull
                                      Senior Vice President





Dated:  November 2, 1995